Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

Eloxx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	157,170(2)	$1.11(3)	$174,458.70	$ 147.60 per million dollars	$25.76
Total Offering Amounts					$174,458.70		$25.76
Total Fee Offsets (4)							—
Net Fee Due							$25.76

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 157,170 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that became available for issuance on January 1, 2024, pursuant to the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan by operation of an automatic annual increase provision therein.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on OTC Pink Marketplace on January 22, 2024.

(4)	The Registrant does not have any fee offsets.